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PATK - Q4 2013 Patrick Industries Earnings Conference Call

EVENT DATE/TIME: FEBRUARY 20, 2014 / 3:00PM GMT

CORPORATE PARTICIPANTS

Julie Ann Kotowski *Patrick Industries, Inc. - Director - IR*

Todd Cleveland *Patrick Industries, Inc - President, CEO*

Andy Nemeth *Patrick Industries, Inc. - CFO*

CONFERENCE CALL PARTICIPANTS

Daniel Moore *CJS Securities - Analyst*

Scott Stember *Sidoti & Co. - Analyst*

Mark Cooper *Pacific Ridge Capital - Analyst*

Kevin Leary *Spitfire Capital - Analyst*

PRESENTATION

Operator

Good morning, ladies and gentlemen, and welcome to the Patrick Industries, Inc., Fourth Quarter 2013 Earnings Conference Call. My name is Lorraine and I will be your operator for today's call.

(Operator Instructions)

I would now turn the conference over to Julie Ann Kotowski from Investor Relations. Ms. Kotowski, you may begin.

Julie Ann Kotowski - *Patrick Industries, Inc. - Director - IR*

Good morning, everyone, and welcome to Patrick Industries' 2013 Fourth Quarter conference call. I am Julie Ann Kotowski, Patrick's Director of Investor Relations, and I am joined on the call today by Todd Cleveland, President and CEO, and Andy Nemeth, CFO.

As you know, we published our earnings release earlier this morning. On the call today, we are going to discuss our fourth quarter and full year 2013 results, and provide an update on our business outlook and the markets that we serve.

However, before we do so, it is my responsibility to inform you that certain statements made in today's conference call regarding Patrick Industries and its operations may be considered forward looking statements under the securities laws.

As a result, I must caution you that there are a number of factors, many of which are beyond the company's control, which could cause actual results and events to differ materially from those described in the forward looking statements. These factors are identified in our press releases, our Form 10-K for the year ended 2012, and in our other filings with the Securities and Exchange Commission.

Also, please note that certain financial measures we may use on this call, such as adjusted net income and the related diluted earnings-per-share amounts, are non-GAAP measures. We undertake no obligation to update these statements after this call. Copies of documents filed with the SEC may be obtained from the SEC or by visiting the Investor Relations section of our Web site.

I would now like to turn this call over to Todd Cleveland.

Todd Cleveland - *Patrick Industries, Inc. - President, CEO*

Thank you, Julie Ann. And thank you all for joining us on the call today.

This morning, I would like to briefly discuss the company's fourth quarter and full year results for the period ending December 31st, 2013. Andy will then provide specific details of our financial performance, and I will conclude by providing an update on our business outlook and the major markets we serve.

The company continued to perform well during the quarter, with increased revenue, improved profitability and cash flows, and market share gains. On the top line, we achieved net sales of $147 million in the fourth quarter, the highest fourth quarter sales level in the company's history. And year to date we reported record net sales of $595 million, an increase of $158 million, or 36%, from 2012.

During the fourth quarter, we are pleased to report that pre-tax income more than doubled from the $3 million reported in 2012 to $8.1 million. For the full year, 2013 pre-tax income increased over 82%, or approximately $18 million, to $39 million compared to $21 million in 2012.

Our reported net income per diluted share in the fourth quarter of 2013 was $0.47, which included the impact of a 38% effective tax rate, compared to $0.30 in 2012 when we benefitted from the effective tax rate of zero due to the reversal of our tax valuation allowance. For the full year 2013, reported net income per diluted share was $2.23, compared to $2.64 the prior year, which included a non-cash income tax credit of $0.64 per diluted share.

After adjusting for these tax items and certain special items that Andy will expand upon shortly, adjusted net income per diluted share was $0.47 in the fourth quarter of 2013, or an improvement of $0.24 per share from the adjusted $0.23 in the fourth quarter of 2012. For the 12 month period, adjusted net income per diluted share would have been $2.19 in 2013, versus $1.38 in 2012.

Now I'll turn the call over to Andy who will provide additional comments on our financial results. Andy.

Andy Nemeth - *Patrick Industries, Inc. - CFO*

Thanks, Todd. I would also like to welcome everyone to this conference call, and review our financial results for the fourth quarter and 12 months of fiscal 2013.

Our net sales for the fourth quarter of 2013 increased 38% over the prior year to $147 million, reflecting a combination of industry, market share, and acquisition growth. Our RV revenue base was up approximately 43% in the fourth quarter of 2013, over the fourth quarter of 2012. And improving conditions and market share gains in the industrial market pushed sales levels up 57% from the 2012 quarter, while wholesale unit shipments in the MH industry improved 15%.

Additionally, the acquisitions completed in 2012 and in the third quarter of 2013 were primarily RV market-based, and contributed to an increase in our RV market sales concentration in both the fourth quarter and the 12 months of 2013, compared to the prior year periods.

Excluding the revenue contributions of the acquisitions completed in 2012 and 2013, we estimate organic growth in the fourth quarter of 2013 at 23%, or approximately $25 million of the total revenue increase which is comprised of growth resulting from market share gains of approximately 12% and growth tied to overall industry improvement of approximately 11%.

The remaining revenue increase in the fourth quarter was attributable to the incremental contribution of the 2012 and 2013 acquisitions, which resulted in incremental growth of approximately 15%. For the full year 2013, our revenues finished at a record $595 million, and were up $158 million, or 36%, from the previous year, primarily as a result of factors previously mentioned.

During the fourth quarter of 2013, our gross margin grew 100 basis points to 14.7%, over the 13.7% reported in 2012, reflecting the positive contribution of acquisitions, market share gains, and an increase in our RV unit content. As expected, our fourth quarter gross margin was slightly

lower than the 14.9% reported in the third quarter 2013, due to the seasonal factors including generally lower industry sales levels, customer holiday shutdown schedules, and physical inventories at our plants which impacted labor and overhead cost absorption.

On a year-to-date basis, we achieved gross margin of 15.3%, a 30 basis point increase from the 15.0% reported in 2012, reflecting increased revenues relative to our fixed overhead costs, the positive contribution of margin management, the acquisitions completed in 2012 and 2013, and the organic revenue growth.

Operating expenses which were 8.8% of net sales in the fourth quarter of 2013, and 8.4% for the year, declined from 9.4% and 8.8% respectively, compared to the prior year periods, primarily reflecting fixed cost leverage against sales growth. We expect that operating expenses as a percentage of net sales in 2014 will increase slightly when compared to 2013, as a result of acquisitions completed in 2013, increased sales, salaried and administrative spending to support expected growth in long term equity compensation programs designed to retain key management personnel which will be more fully described in our 2013 10-K.

We expect these incremental costs to be offset by continued sales growth and operating leverage, and improved gross margins of acquisitions completed in prior years when compared to overall historical consolidated gross margins.

Operating income increased $4.0 million, or 87%, in the fourth quarter of 2013, compared to the prior year, and operating margins increased 4.3% in the fourth quarter of 2012, to 5.9%, in the fourth quarter of 2013, primarily due to the positive contribution of both organic and acquisition-related revenue growth, fixed cost absorption, and the factors previously described. On a full year basis, operating income increased approximately $13.9 million, or 51%, to $40.9 million in 2013. And operating margins for the full year of 6.9% were up from 6.2% in the prior year.

There are certain key differences between 2012 and 2013, particularly in our tax position that impacted net income comparisons year-over-year. So I'll talk about net income per share amounts as reported and as adjusted.

As reported under GAAP, net income in the fourth quarter of 2013 was $5.0 million or $0.47 per diluted share, compared to $3.2 million or $0.30 per diluted share in the prior year. As Todd mentioned earlier, our effective tax rate in the fourth quarter of 2012 was zero.

Applying a 38% effective tax rate in the 2012 quarter, as was recorded in the current year quarter, and adjusting 2012 to exclude the non-cash charge related to the write-off of the remaining unamortized debt discount on our subordinated debt, and a charge related to premiums paid in conjunction with the prepayment of that subordinated debt, adjusted net income in the fourth quarter of 2012 would have been $2.5 million or $0.23 per diluted share.

For the full year 2013, net income was $24.0 million or $2.23 per diluted share, which reflected an effective tax rate of 38%. Exclusive of the recovery of a receivable previously reserved for and a gain on sale of fixed assets, adjusted net income would have been $23.6 million or $2.19 per diluted share.

In the 2012 period, net income of $28.1 million, or $2.64 per diluted share, included the positive impact of a non-cash income tax credit of $6.8 million, or $0.64 per diluted share, related to the reversal of the valuation allowance against our deferred tax assets.

Exclusive of this non-cash tax credit, a gain on sale of fixed assets, as well as a non-cash charge related to stock warrant accounting, and the charges I mentioned related to prepaying our subordinated debt, and assuming the same 38% effective tax rate in the 2012 period as was recorded in 2013, adjusted net income in 2012 would have been $14.7 million, or $1.38 per share.

In the first half of 2013, we utilized the remaining gross federal tax net operating loss carry-forward we had at year-end 2012. In addition, at December 31st, 2013, we had approximately $4.5 million of state NOLs remaining to be utilized. In 2013, the federal and state NOLs were used to partially offset the cash portion of the income tax provision.

I'm now going to briefly discuss our balance sheet and cash flows. To meet our current and projected operating needs, as well as to improve operating efficiencies, our capital expenditures for 2013 were $8.7 million, which included costs related to the continued replacement of our ERP

system, equipment upgrades at our facilities, the purchase of one of our distribution facilities that we had previously been leasing, and other strategic capital and maintenance expenditures.

In addition, we recently amended our 2012 credit agreement to increase the limitation on annual capital expenditures for 2014 and subsequent fiscal years to up to $10 million. We will continue to invest in our infrastructure and flex our capital expending where necessary to align with our demand levels.

The year-over-year increase in inventory levels is attributable to the acquisitions completed in the latter half of 2013, as well as a ramp-up of raw materials at certain facilities to ensure our ability to meet customer demand levels at year end in anticipation of a strong start to the 2014 fiscal year.

In terms of our debt, our leverage position relative to EBITDA remains at its lowest point since 1999, and the unused availability under our credit facility as of the end of the year, including cash on hand, was approximately $22.9 million.

Since year-end 2012, despite spending nearly $17 million on acquisitions, $9 million on capital expenditures, and $6 million on share repurchases, our net debt increased by only $5.3 million, reflecting our enhanced profitability in cash flows, focus on cash management, and our ability to leverage our operating model and to integrate acquisitions.

In addition, the refinancing of our credit facility in October, 2012, has continued to result in a decline in our effective interest rate. And we have treasury management targets in place to continue to minimize our interest expense into 2014, net of the impact of any acquisitions. We expect to continue to maintain an appropriate leverage position, consistent with our capital allocation strategy, in order to optimize our resources as we focus and execute on our strategic plan.

And finally, in anticipation of improving economic conditions in the current tailwind supporting future growth in all the major markets that we serve, as well as our board of directors' confidence in the team's ability to execute on its strategic initiatives, we recently approved an increase in the amount that may be acquired over the next 12 months under our stock repurchase program to $20 million.

That completes my remarks. Todd.

Todd Cleveland - *Patrick Industries, Inc. - President, CEO*

Thanks, Andy. Turning to our outlook for our markets, we expect to continue to see quarter-over-quarter revenue growth in 2014 from the 2013 period, exclusive of the revenue contributions of the acquisitions we completed in 2013. One of the means by which we measure growth in the RV industry is by the number of wholesale units that the industry ships to dealers.

Actual RV shipments rose a healthy 13% in the fourth quarter over the prior period, and 12% for the full year. More importantly, 2013 was the first year since 2007 that unit shipments exceeded 300,000.

In addition, industry reports indicate that RV dealer inventory levels look to be in line with that of retail demand and, based on our conversations with the major RV OEMs, they plan to adjust their production capacities accordingly, to meet the 2014 projected industry-wide growth.

Given the growth experience over the last four years in the RV industry, industry demographics and expected demand levels, as well as overall economic improvement, we believe the future looks promising, barring any significant unforeseen economic disruptions. We're anticipating continued strong growth in the market while taking into consideration seasonal patterns. And we believe the RV dealers have the capacity to carry the additional inventory necessary to support this growth.

The manufactured housing, or MH, market experienced 15% wholesale unit growth in the fourth quarter, and 10% for the full year. While we expect to see continued year-over-year improvement with limited risk in the near term, and do not anticipate significant growth in this market going into

2014, we believe there is the potential for market growth at a much higher rate in the future, especially given historic trends when compared to residential housing starts and pent-up demand in single family housing.

Given our nationwide geographic footprint, available capacity, and our current content of over $1,500 per unit, we believe we are well-positioned to participate in this upside potential of the MH market, and are optimistic about the future of this industry.

Our sales to the industrial market sector, which is primarily tied to the residential housing market, appears to be poised for further growth as evidenced by 18% increase in new housing starts for the full year 2013, current projections of more than 1.1 million new housing starts in 2014 by the NAHB, projected continued low interest rates, and an overall expected improving economic environment. Our sales to this market generally lag residential housing starts by approximately six to nine months.

While general uncertainty related to the strength of the overall economic recovery remains, the three primary markets we serve experienced steady growth in 2013, and we expect the growth will continue into 2014.

As we look to the first quarter of 2014, both January sales levels tracked and February sales levels are tracking slightly lower than we expected due to the severe weather conditions that impacted production levels in the Midwest. Consistent with the experience of most of the major OEMs located in the Midwest with whom we do business, our Indiana operations and certain other regional operations lost a few production days due to severe weather-related issues.

While our customers and operations have made up some of the lost time by working overtime and on weekends, we did experience disruptions and inefficiencies to delivery and production schedules, and expect some of the production to be pushed into the second quarter. We do not believe, however, that the weather-related impact will have a significant impact on our operating results in the first quarter of 2014. We do anticipate a pickup in sales into the remainder of the first quarter that reflects normal seasonal tracking patterns, absent further weather conditions.

On a further note, the strong momentum noted in the RV industry during the fall dealer show season, and the national RV manufacturers' show held in early December in Louisville, Kentucky, provided a great indication to us and our customers of continued strong industry demand in 2014.

In conjunction with our strategic initiatives, the three businesses we acquired in 2013, Frontline Manufacturing, Premier Concepts, and West Side Furniture, have allowed us to expand our presence and market share in the three major markets we serve, and provided a channel for us to introduce new and innovative product lines that capitalize on the entrepreneurial spirit and creativity of these business models. In 2014, we'll continue to focus on expanding our product lines through acquisitions, the introduction of new products, and extension of existing products we already manufacture and distribute.

While we do expect to add incremental overhead and staffing in 2014 to support our strategic growth initiatives for the current year and beyond, as in the past we will continue to balance our staffing capacity needs to align with the variations in sales levels. The success we had in 2013 would not have been possible without the support of our customers who we are privileged to serve, and the continued hard work, drive, passion, dedication, and servant leadership of each of our Patrick team members who I'm extremely proud to work with in the Patrick family.

In addition, I would like to sincerely thank our business partners for the continued support, trust, and faith in the Patrick team. As we progress through 2014, I'm excited about the opportunities that exist in the marketplace today, and am confident in the abilities to execute and the abilities of our team members to continue to serve our customers at the highest degree and strive to live the Patrick core values of balance, respect, excellence, teamwork, and trust.

This is the end of our prepared remarks. Thank you for your time today. We are now ready to take questions.

QUESTIONS AND ANSWERS

Operator

Thank you. We will now begin the question and answer session. (Operator Instructions). And our first question comes from Daniel Moore from CJS Securities. Please go ahead.

Daniel Moore - *CJS Securities - Analyst*

Good morning. Congratulations on the quarter, and thanks for taking the questions.

Todd Cleveland - *Patrick Industries, Inc. - President, CEO*

Good morning.

Daniel Moore - *CJS Securities - Analyst*

You mentioned in prepared remarks you expect operating expense in '14 to be up slightly as a percentage of revenue versus '13. Maybe dig a little deeper into the factors that would cause that. Are you referring to SG&A specifically? And do you expect, you know, operating income margins to be down year-over-year or do you still see some opportunity for modest expansion?

Andy Nemeth - *Patrick Industries, Inc. - CFO*

There's really two things to that. The first piece is the acquisitions that we've done have a - over the last couple years, have a higher concentration of SG&A, but have higher margins as well, than what we've historically trended. So our expectation is that we'll see some offset above the line as it relates to our gross margin offsetting the operating expense margin as well.

On the SG&A side, in our anticipation of the growth that we expect to see in 2014 and beyond, we have added some incremental administrative staffing. So it's more on the SG&A line than anywhere else that we expect to see some increment movement. But again, I think, as we noted we expect that to be offset by the margin improvement above the line.

Daniel Moore - *CJS Securities - Analyst*

So not necessarily guiding for lower operating margins overall.

Andy Nemeth - *Patrick Industries, Inc. - CFO*

Correct.

Daniel Moore - *CJS Securities - Analyst*

Okay. And you also - Todd, you mentioned Q1, January and February tracking a bit lower than expected but no significant impact. Are - were January and February tracking still up year-over-year and simply lower than your projections? Just trying to reconcile those two statements.

Todd Cleveland - *Patrick Industries, Inc. - President, CEO*

Sure. Yeah. That would be correct. I mean, we obviously anticipated things to be - come out of - in January you're pretty strong. And I think the weather obviously has curtailed some of that production. But again, I'd say we're very pleased with, you know, kind of how things have progressed on a year-over-year basis.

Daniel Moore - *CJS Securities - Analyst*

Very good. And then, lastly, and I'll jump back in queue, you touched on this but Thor and others have announced capacity expansions, particularly in the motorhome side of the business. What areas might you be bumping up against some capacity constraints given the growth, you know, maybe just detail some of the investments that you are planning to make to increase capacity in 2014.

Todd Cleveland - *Patrick Industries, Inc. - President, CEO*

Sure. Most of our Midwest operations are in pretty good shape. I would say there are a couple of them in our hardwood facilities in particular, where we made some initial investments, or pretty strong investments, actually, in 2013, that have bumped up our capacity to where we feel like we need to be in order to serve our customers at the current demand levels that are projected. If we see those things, you know, those demands increase more, we do have a couple of bottlenecks that we have, you know, plans in place that will be able to shore up the needs pretty quickly.

Daniel Moore - *CJS Securities - Analyst*

Okay. And as it relates to that CapEx, you're projecting maybe up to $10 million, maybe - can you just give us a quick breakdown on where you expect that spend to go?

Andy Nemeth - *Patrick Industries, Inc. - CFO*

Sure. Right now, Dan, we're looking - our covenant cap is $10 million. We're probably in the $8 million range right now - is our estimated CapEx plan for '14.

Daniel Moore - *CJS Securities - Analyst*

Got it. I will jump back in queue. Thank you.

Andy Nemeth - *Patrick Industries, Inc. - CFO*

Thanks.

Operator

Thank you. And our next question comes from Scott Stember from Sidoti. Please go ahead.

Scott Stember - *Sidoti & Co. - Analyst*

Good morning.

Todd Cleveland - *Patrick Industries, Inc. - President, CEO*

Good morning, Scott.

Andy Nemeth - *Patrick Industries, Inc. - CFO*

Good morning, Scott.

Scott Stember - *Sidoti & Co. - Analyst*

Can either of you talk about some of the new products that you've introduced in 2013 that allowed you to pull some of the market share gains? Maybe just frame that off versus what you did in 2012, and just give us a little idea of what we could expect for 2014? And this would be mostly on the RV side, I guess.

Todd Cleveland - *Patrick Industries, Inc. - President, CEO*

Sure. We'd say a lot of our focus - you know, we've taken an enhanced product lines that some of our acquisitions that we made in 2012. Probably mainly the biggest thing we've done is see the expansion of our countertop operations move from just strictly solid surface, hard surface, to quartz and granite. We've made some investments into that, and have actually not only, you know, expanded that product line into the RV industry, but also - we've moved it into the manufactured housing, in our industrial sector. So we see some opportunities there.

You know, going forward our acquisition of Frontline put us into a new product line of fiberglass. And we think that that's going to provide some very solid opportunities in the months and years to come. So, again, you know, we're continuing to focus on kind of, I would say, more along the lines of product extensions from, you know, some of our longer term business units. And then we've, you know, focused on new products and grew some of our acquisitions over the last couple of years.

Scott Stember - *Sidoti & Co. - Analyst*

Got you. And just dovetailing off of that, on the acquisition side, could you maybe just generally talk about what the acquisition pipeline looks like, just to give us an idea of what's out there?

Todd Cleveland - *Patrick Industries, Inc. - President, CEO*

Sure, Scott. You know, obviously, with the improving economic conditions I would say that, you know, acquisitions and the targets out there have become less available than what they've been in the past. I should say, it's taken a little bit more time to research things and reach out to get the pipeline as full as it's been in the past. But I definitely feel like there's adequate opportunities out there for us to continue to take advantage of in the future.

You know, our focus has obviously been on the RV side. And that, again, has been very strategic. I would say that a lot of our focus, you know - we'll probably continue to look at the RV side of things and, you know, be selective on what we bring on.

But I will tell you that, you know, I think, you know, a stronger effort is going to be put on kind of the manufactured housing, residential housing products, and hopefully we can take advantage of some of the work we've been able to do on the RV side.

Scott Stember - *Sidoti & Co. - Analyst*

Got you. And on acquisitions, just to confirm the press release, you guys said that the $42, $43 million worth of sales that you acquired in '13, only $12 million hit in '13. So we could assume that the remaining $30 million obviously will come through in '14. Right?

Andy Nemeth - *Patrick Industries, Inc. - CFO*

Yeah, that's correct.

Scott Stember - *Sidoti & Co. - Analyst*

Okay. And just a last question, and then I'll get back in the queue. On the industrial side, up 57%. That's a bit stronger than we've seen in the last few quarters. Can you just talk about - was there anything special or any new area, like retail fixtures, or anything else that kind of stood out, that drove that, you know, significant pop in the quarter?

Andy Nemeth - *Patrick Industries, Inc. - CFO*

Yeah, we made some good product expansion into the office furniture market, particularly in the Northeast. So we've had some good traction out there related to that, that's helped to drive the industrial growth. But overall, as well as Todd alluded to, our countertop expansion efforts as well have pushed into the industrial market.

Scott Stember - *Sidoti & Co. - Analyst*

Got you. That's all I have. Thanks a lot, guys.

Todd Cleveland - *Patrick Industries, Inc. - President, CEO*

Thank you, Scott.

Operator

Thank you. And our next question comes from Mark Cooper from Pacific Ridge Capital. Please go ahead.

Mark Cooper - *Pacific Ridge Capital - Analyst*

Good morning.

Todd Cleveland - *Patrick Industries, Inc. - President, CEO*

Good morning, Mark.

Mark Cooper - *Pacific Ridge Capital - Analyst*

Did you happen to mention the cash flow from operations, the cash flow statement number, what that's going to be for the full year? I know you gave us CapEx at 8.7.

Andy Nemeth - *Patrick Industries, Inc. - CFO*

We haven't published our cash flow as yet. That'll be - that'll come through our 10-K. But over $22 million is our cash from operations.

Mark Cooper - *Pacific Ridge Capital - Analyst*

Okay. Great. Thank you.

Andy Nemeth - *Patrick Industries, Inc. - CFO*

Thank you.

Operator

Thank you. (Operator Instructions). And our next question comes from Daniel Moore from CJS Securities. Please go ahead.

Daniel Moore - *CJS Securities - Analyst*

Thank you again. Just following up. The $30 million or so of revenue, acquired revenue, that hasn't hit, I assume that's based on the run rate at the time of the acquisitions, given the increase in industry shipment levels. Might that be, you know, obviously, higher than - could there be some upside to that number, is the question.

Andy Nemeth - *Patrick Industries, Inc. - CFO*

Yes, there could. That's based on - at the time of the acquisition.

Daniel Moore - *CJS Securities - Analyst*

Okay. And just want to switch gears a little bit to manufactured housing.

Todd, you mentioned - didn't see a material uplift in the market this year, but obviously optimistic longer term? There seemed to be an acceleration in Q4. What are you kind of seeing going into 2014? What are your expectations? And, you know, why couldn't you see a little bit, you know, more of an uptick or uplift than we've seen over the last couple of years?

Todd Cleveland - *Patrick Industries, Inc. - President, CEO*

I guess I would say I do believe that there's a potential for, you know, a greater uplift than, you know, maybe what we've indicated or communicated. To say that, you know, as we've come out of the - kind of, out of the recession, we've been challenged to, kind of, forecast or get too aggressive on the manufactured housing side because we've been down here for so long.

I would tell you that the biggest thing we continue to - obstacle we continue to fight are the financing fees. So if we can get some better lending, or lenders to move in and support the industry, I think there's definitely an opportunity for that industry to grow at a much more rapid rate than, you know, what we've seen over the last couple years.

Daniel Moore - *CJS Securities - Analyst*

And it has - you know, the industry has been steadily regaining lost share from site-built homes. Is that something - you know, is financing, as you mentioned, the biggest obstacle? And do you expect that trend to continue?

Todd Cleveland - *Patrick Industries, Inc. - President, CEO*

At this point, I don't know that we have any research that tells us that, you know, things are getting any better today. Obviously, you know, again, being in the industry for a number of years, and would say that, you know, it typically - you'll typically see the loosening as the economy gets better and the banks, you know, feeling better about the overall economy.

So, I would - I personally, from my personal experience, would say yeah, we're looking at, you know, the possibility of that. But again, you know, until we see it, we're probably not going to feel it as it relates to our products and our industry.

Daniel Moore - *CJS Securities - Analyst*

Okay. And then the last one, and I'll let you go for the day.

You upped the share repurchase authorization to $20 million. Obviously the stock trading up there about $40.00. What is the thought process in terms of, you know, it being selective? Or if you can't find appropriate acquisition candidates in the next six to 12 months, do you expect just to put an existing portion of that cash to work in share repurchases?

Andy Nemeth - *Patrick Industries, Inc. - CFO*

The answer is yes, we will be looking at the stock in conjunction with our capital allocation strategy. Our priorities, really, are around growing the business and, you know, as we - kind of we talked about what we did in 2013, you know, we picked up 400,000 shares at just below $15.00.

So, you know, we're going to continue to take that approach. And use, you know, our capital to be able to maximize that capital allocation strategy. So I do see us, you know, in the market but, as well, our priorities are really to grow the business model.

Daniel Moore - *CJS Securities - Analyst*

Thank you again.

Andy Nemeth - *Patrick Industries, Inc. - CFO*

Thanks.

Operator

Thank you. And our next question comes from Kevin Leary from Spitfire Capital. Please go ahead.

Kevin Leary - *Spitfire Capital - Analyst*

Hi. Good morning.

Todd Cleveland - *Patrick Industries, Inc. - President, CEO*

Good morning.

Andy Nemeth - *Patrick Industries, Inc. - CFO*

Good morning.

Kevin Leary - *Spitfire Capital - Analyst*

So, just going back to gross margin for a minute. You guys attributed that 100 basis point increase to the contribution from acquisitions, share and content gains. Can you maybe just directionally bucket that for us? I'm wondering if acquisitions are the lion's share of that increase, or that there's also a significant component from the other drivers.

Andy Nemeth - *Patrick Industries, Inc. - CFO*

Uh, it's a mix of all three components, so I would tell you there's, you know, overhead absorption, for sure, and the acquisitions like I alluded to. They do have higher gross margins than we've historically seen on a consolidated basis.

So it's a mix of both, more so on the absorption side, though, for full year fiscal 2013, given the timing of the acquisitions. They really happened late in the third quarter, so, you know, there was a little bit of impact, but more so on the absorption side, I would tell you, was the primary driver.

Kevin Leary - *Spitfire Capital - Analyst*

Got it. Okay. That's all I had. Thanks, guys.

Andy Nemeth - *Patrick Industries, Inc. - CFO*

Thank you.

Operator

Thank you. And our next question comes from Scott Stember from Sidoti. Please go ahead.

Scott Stember - *Sidoti & Co. - Analyst*

Yes, just a follow-up question on the RV side. Could you maybe talk about the opportunities within the motorized segment, particularly with that area really coming off of its lows over the last year or so? From a product development standpoint or, you know, any opportunities there?

Todd Cleveland - *Patrick Industries, Inc. - President, CEO*

Yeah, Scott, I think, you know, the motorized side, as you mentioned, has been a bit down and it's at pretty low levels. And to see that come back is a real plus. We believe it's a real plus for the industry as a whole.

Our focus, obviously, a lot of our operations tend to be set up for the lower high-production, low-skew products, so as the manufactured housing - or excuse me, the RV industry and particularly the motorized comes back, I think there's some real opportunity to not only sell our so, you know, our existing products are also taking a look at some of our, again, products we've acquired over the last couple of years.

Specifically, I think the opportunities for countertops and hardwood cabinet doors and fiberglass tubs and showers, you know, those are all kind of upscale product lines for us. And as the industry comes back, and we're - it should give us an opportunity to kind of streamline things and move them into, you know, our operation in a little more efficiency for us and our customers.

Scott Stember - *Sidoti & Co. - Analyst*

Got you. That's all I have. Thank you.

Todd Cleveland - *Patrick Industries, Inc. - President, CEO*

Thank you.

Operator

Thank you. (Operator Instructions). Standing by for questions. Okay. We have no further questions at this time. I would like to return the presentation back over to Julie Ann Kotowski.

Julie Ann Kotowski - *Patrick Industries, Inc. - Director - IR*

Thanks, Lorraine. On behalf of Todd and Andy, we appreciate everyone for being on the call today and for your interest in Patrick. We look forward to another exciting year and we'll talk to you again at our first quarter earnings call.

A replay of today's call will be archived on Patrick's Web site, www.patrickind.com, under Investor Relations. I'll now turn the call over to our operator, Lorraine.

Operator

Thank you. And thank you, ladies and gentlemen. This concludes today's conference. Thank you for participating. You may now disconnect.

Editor

Company Disclaimer

This transcript contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors.

Potential factors that could impact results include: the impact of any economic downturns especially in the residential housing market, pricing pressures due to competition, costs and availability of raw materials, availability of commercial credit, availability of retail and wholesale financing for residential and manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed residential and manufactured homes, the financial condition of our customers, retention and concentration of significant customers, the ability to

generate cash flow or obtain financing to fund growth, future growth rates in the Company's core businesses, the ability to effectively manage the costs and the implementation of the new enterprise resource management system, the successful integration of acquisitions, stock price fluctuations, interest rates, oil and gasoline prices, the outcome of litigation, adverse weather conditions impacting retail sales, and our ability to remain in compliance with our credit agreement covenants. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and residential and manufactured homes.

The Company does not undertake to update forward-looking statements, except as required by law. Further information regarding these and other risks, uncertainties and factors is contained in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2012, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission ("SEC") and are available on the SEC's website at www.sec.gov.

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